Exhibit 99.1

Moleculin Concludes Phase 1b and Opens Recruitment in Phase 2 Clinical Trial of

Annamycin for the Treatment of Soft Tissue Sarcoma Lung Metastases

– Preliminary Phase 1b data demonstrated clinical activity, defined as stable disease or better

– Company determines RP2D to be 360 mg/m2 and will begin Phase 2 recruitment

– Annamycin has Fast Track Status and Orphan Drug Designation from FDA for the treatment of soft tissue sarcoma

HOUSTON, July 28, 2022 — Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors and viruses, today announced it has completed the safety review of the fourth cohort in a dose escalation clinical trial evaluating Annamycin for the treatment of soft tissue sarcoma (STS) lung metastases, thus concluding the Phase 1b portion of its U.S. Phase 1b/2 clinical trial. Preliminary results from the study continue to document clinical activity for Annamycin in the treatment of STS. The safety review committee (SRC) has deemed the dose of 390 mg/m2 to be safe after conclusion of the fourth cohort. Notwithstanding that there was safety at this dose level, tolerability issues present at the 390 mg/m2 dose level caused delays in follow-on cycles and the reduction of subsequent doses, suggesting that a Recommended Phase 2 Dose (RP2D) below 390 mg/m2 was warranted.

With this in mind and with the recommendation of the SRC, the Company has determined that the RP2D will be 360 mg/m2 for the first three subjects in the Phase 2 portion of the study. The SRC will then review the clinical safety data at this dose and determine whether the RP2D should be further reduced to 330 mg/m2 prior to proceeding with the additional 22 subjects. In addition to continuing to assess safety, including gathering additional information about short-term side effects and possible risks, this Phase 2 portion of the study will also explore the efficacy of Annamycin as a single agent for the treatment of subjects with STS lung metastases for whom prior chemotherapy has failed, and for whom new chemotherapy is considered appropriate.

In the Phase 1b portion of the study, 15 subjects were enrolled and treated per the protocol in four cohorts to determine the maximum tolerable dose and/or the RP2D. Each cohort had three subjects, except for the fourth cohort, which (per the protocol) was expanded to six subjects after a dose-limiting toxicity (DLT) occurred in a single subject. The Company concluded the Phase 1b portion after the fourth cohort of 390 mg/m2 was documented to be safe. Up to 28 subjects, to account for potential over enrollment, will be enrolled at the RP2D in Phase 2 to focus more on quantifying efficacy as well as providing additional safety information.

“As we end the Phase 1b portion of this trial, the preliminary data continue to be encouraging,” said Moleculin Chairman and CEO Walter Klemp. “Of the fifteen subjects treated per the protocol, two continue with treatment, and eight subjects have been followed without evidence of disease progression for two months or greater, with three of the eight free of disease progression for 120 days or more. These data are early-stage, and we look forward to developing confirmatory data from future studies. However, based on the data available thus far, we believe Annamycin has the potential to bring a new and effective treatment option to patients with significant unmet needs,” Klemp said.

Mr. Klemp added, “We’re also encouraged by the pace of recruitment to date for this trial. To have completed the Phase 1b in just over one year was faster than we expected, especially for a rare disease like STS lung metastases. This is encouraging as we open the Phase 2 portion of the study.”

The summary of interim Phase 1b data, which are preliminary and subject to change, from the four cohorts of the study are as follows:

First Cohort (210 mg/m2):

●	Two subjects received 6 cycles of Annamycin, initially having stable disease, and were then discontinued due to progressive disease.
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One subject received 1 cycle, but then discontinued from the study because of a Dosing Delay greater than the time between doses permitted by the protocol. At the End of Study scan performed 39 days post initiation of treatment, the subject had stable disease. The subject was followed and continued to exhibit disease free progression up to 61 days after treatment, at which point the subject began a different therapy.

Second Cohort (270 mg/m2):

●

In one subject, the end of cycle 2 scan showed a partial response (≥30% reduction in tumor size), and when scanned at the end of cycle 4 the subject showed stable disease. The subject subsequently discontinued from the study, electing to undergo surgical resection to potentially eradicate the disease. The subject is continuing to be followed and at the last follow-up no disease progression was reported at 272 days.

●	One subject was discontinued from the study when the end of cycle 2 scan revealed progressive disease.
●	One subject received 1 cycle of treatment and discontinued treatment due to a Dosing Delay. The End of Study scan revealed progressive disease.

Third Cohort (330 mg/m2):

●	One subject received 1 cycle and was discontinued when an interim, unscheduled scan revealed progressive disease.
●	One subject was discontinued from the study when the end of cycle 2 scan revealed progressive disease.
●

One subject was treated with 2 cycles and the end of cycle 2 scan revealed stable disease. The subjected elected to withdraw from receiving any further treatment. The subject was followed and no disease progression was reported at 146 days. The subject elected at that time to discontinue from further follow-up in the study.

Fourth Cohort (390 mg/m2):

Efficacy data for this cohort are incomplete as not all subjects have received their scans and treatment is ongoing.

●

One subject received 3 cycles of treatment without evidence of any DLTs, with the last 2 cycles at a reduced dose of 292 mg/m2 due to a drug tolerability issue that did not qualify as a DLT. The subject exhibited stable disease at the end of cycle 2. The subject showed progressive disease in the end of treatment scan on the 78th day.

●

One subject was discontinued from the study after 2 cycles with cycle 2 administered at a reduced dose of 292 mg/m2. The subject discontinued receiving cycles because of a DLT of febrile neutropenia, and the cohort was expanded per the protocol. The end of cycle 2 scan revealed stable disease. The subject initiated additional therapy unrelated to the study on the 68th day and will continue to be followed for Overall Survival.

●

One subject received 3 cycles of treatment without evidence of any DLTs, with the last 2 cycles administered at reduced doses, due to drug tolerability. The subject exhibited stable disease at the end of cycle 2. The subject showed progressive disease in an unscheduled scan on the 79th day.

●

One subject received 4 cycles without evidence of any DLTs, with the last three cycles administered at a reduced dose of 292 mg/m2, due to drug tolerability. The end of cycle 4 scans revealed stable disease. The subject is ongoing in the study.

●

One subject received 3 cycles without evidence of any DLTs, with the last two cycles administered at a reduced dose of 292 mg/m2, due to drug tolerability. The end of cycle 2 scans revealed stable disease. The subject is ongoing in the study.

●	One subject received 1 cycle without evidence of any dose-limiting toxicities and is ongoing in the study.
●

One subject received a markedly lower dose than the specified 390 mg/m2 in a protocol violation by the site, also without evidence of any DLTs. That subject’s safety data, but not efficacy, is deemed to be evaluable in the study.

“Consistent with our earlier and ongoing acute myeloid leukemia trials, in the subjects evaluated to date we have seen a complete absence of cardiotoxicity in our trials,” Mr. Klemp said. “Again, these are early-stage data, but we’re seeing consistent results in this regard across our Annamycin studies, and we think they’re important because, even though anthracyclines are considered a cornerstone chemotherapy for many types of cancer including STS lung metastases, all currently approved anthracyclines are significantly cardiotoxic. Annamycin was designed to overcome this problem and we believe it has the potential to become the first non-cardiotoxic anthracycline approved for use. If these data continue and our product is approved, Annamycin may not only reduce the risk of many current anthracycline treatment regimens, but it could also enable longer treatment periods with reduced concern for cardiac risk.”

Annamycin currently has Fast Track Status and Orphan Drug Designation from the U.S. Food and Drug Administration for the treatment of soft tissue sarcoma, in addition to Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia. For more information about the Phase 1b/2 study evaluating Annamycin for the treatment of STS lung metastases, please visit clinicaltrials.gov and reference identifier NCT04887298.

Study Design

In Phase 1b, Annamycin was administered as an intravenous (IV) infusion over 2 hours on Day 1, followed by 20 days off (1 cycle = 21 days). Subjects visit the study site every 21 days (±3 days) at which time safety monitoring – including for adverse events (AEs), as well as a physical examination, laboratory evaluations (clinical chemistry, complete blood count), vital signs, weight measurements, Eastern Cooperative Oncology Group (ECOG) performance status, and electrocardiograms (ECGs) – is performed, followed by an IV infusion of study drug. Cardiac function is followed by echocardiogram (ECHO) scans at screening, at the end of the first two cycles and then following every other cycle thereafter, at the End of Treatment visit, and if feasible, during follow up at 6 months (±1 month) and 1 year (±1 month) after study drug discontinuation. As long as the Investigator considers that the benefits of treatment with Annamycin continue to outweigh the risks, treatment will continue every 21 days until tumor progression is observed or unacceptable toxicity occurs.

Tumor response is monitored every 6 weeks (±1 week) from Cycle 1 Day 1 during treatment, at the End of Treatment visit, and then every 3 months (±1 month) until disease progression using RECIST 1.1 criteria. Those subjects who leave the study after a maximum response is achieved and who do not start another therapy will be followed every 3 months (±1 month) for progression-free survival (PFS). If a subject receives further therapy after discontinuing from the study, they will be followed only for overall survival (OS) and if feasible, follow-up ECHO scans at 6 months (±1 month) and 1 year (±1 month) will be conducted after study drug discontinuation.

About Annamycin

Annamycin is the Company’s next-generation anthracycline that has been shown in animal models to accumulate in the lungs at up to 30-fold the level of doxorubicin. Importantly, Annamycin has also demonstrated a lack of cardiotoxicity in multiple early-stage human clinical trials, including ongoing trials for the treatment of acute myeloid leukemia (AML) and STS lung metastases. For that reason, although additional data will be necessary, the Company believes Annamycin may not face the same usage limitations imposed on doxorubicin, one of the most common currently approved anthracyclines. Annamycin is currently in development for the treatment of AML and STS lung metastases and the Company believes the drug may have the potential to treat additional indications.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of drug candidates for the treatment of highly resistant tumors and viruses. The Company’s lead program, Annamycin, is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation the final determination of the RP2D, the ability of Annamycin to demonstrate safety and efficacy in subjects, and the ability of the STS lung metastases clinical trial to continue the recruitment of subjects and the ability of Annamycin to eventually be approved by the FDA. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com

SOURCE Moleculin Biotech, Inc.